Exhibit 99.1

NEWS RELEASE

Media Relations:	Investor Relations:
ARAMARK Corporation	ARAMARK Corporation
Deborah L. Albert, 215-238-3614	Bobbi Chaville, 215-238-3726
albert-debbie@aramark.com	chaville-bobbi@aramark.com

ARAMARK ANNOUNCES RECEIPT OF “GOING PRIVATE” PROPOSAL

AT $32 PER SHARE

(Philadelphia, PA – May 1, 2006) — ARAMARK Corporation (NYSE: RMK) (the “Company”) today announced that its Board of Directors has received a proposal from a group of investors led by Joseph Neubauer, Chairman and Chief Executive Officer of the Company, to acquire all of the outstanding shares of the Company for $32 per share in cash. A copy of the text of the proposal letter is set forth below.

The Board of Directors of the Company has formed a Special Committee of independent directors to consider the proposal. The Committee will retain independent financial advisors and legal counsel to assist it in its work. The Board of Directors cautions the Company’s stockholders and others considering trading in its securities that the Board has just received the proposal and no decisions have been made by the Board with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that any transaction will be approved or consummated.

* * *

May 1, 2006

ARAMARK Corporation

Board of Directors

ARAMARK Tower

1101 Market Street

Philadelphia, Pennsylvania 19107

Ladies and Gentlemen:

I am, together with funds managed by GS Capital Partners, J.P. Morgan Partners, Thomas H. Lee Partners and Warburg Pincus LLC (the “Sponsors”), pleased to propose to acquire by merger, for a purchase price of $32.00 in cash per share, all of the outstanding shares of Class A Common Stock and Class B Common Stock of ARAMARK Corporation (the “Company”). Our proposal would provide a substantial premium for all of the Company’s public stockholders.

I would participate by making a significant investment in the transaction and I expect that we would provide members of the Company’s senior management team with the opportunity to participate in the transaction as well. I would continue as chairman and CEO following the transaction, and would expect that our senior leadership team would continue to lead the Company into the future with me.

The transaction would be financed through a combination of (1) equity from investment funds managed by the four Sponsors and equity investments by myself and members of our senior management team, and (2) approximately $6.25 billion of debt financing to be arranged by Goldman Sachs Credit Partners L.P. and J.P. Morgan Securities, Inc. We have received a “highly confident” letter from these institutions stating that they are highly confident of raising the approximately $6.25 billion of debt financing necessary to complete the transaction. A copy of this letter is enclosed for your interest.

We anticipate that you will establish a special committee of independent directors authorized to retain independent financial and legal advisors (the “Special Committee”) to consider our proposal. To facilitate that review, we intend to provide shortly (1) equity and debt commitment letters for all amounts necessary to effect the transaction and (2) a proposed merger agreement that we would be prepared to enter into. We are prepared to move very quickly to finalize the definitive transaction and related documents.

Of course, no binding obligation on the part of the undersigned or the Company shall arise with respect to the proposal or any transaction unless and until a definitive merger agreement satisfactory to us and recommended by the Special Committee and approved by the Board of Directors is executed and delivered.

We look forward to discussing our proposal with you further in the near future.

Very truly yours,

Joseph Neubauer

About ARAMARK

ARAMARK is a leader in professional services, providing award-winning food services, facilities management, and uniform and career apparel to health care institutions, universities and school districts, stadiums and arenas, and businesses around the world. In FORTUNE magazine’s 2006 list of “America’s Most Admired Companies,” ARAMARK was ranked number one in its industry, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers and industry analysts. The company was also ranked first in its industry in the 2006 FORTUNE 500 survey. Headquartered in Philadelphia, ARAMARK has approximately 240,000 employees serving clients in 19 countries. Learn more at the company’s Web site, www.aramark.com.

Forward-Looking Statements

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of further unionization of our workforce; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration issues and costs; our ability to integrate and derive the expected benefits from our recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the impact of natural disasters on our sales and operating results; the risk that clients may become insolvent; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to food services, the environment, the Federal school lunch program, Federal and state employment and wage and hour laws and import and export controls and customs laws; dram shop compliance and litigation; contract compliance and administration issues, inability to retain current clients and renew existing client contracts; determination by customers to reduce their outsourcing and use of preferred vendors; seasonality; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings, copies of which may be obtained by contacting ARAMARK’s investor relations department via its website www.aramark.com.